Exhibit 10.3
EMPLOYMENT AGREEMENT
     THIS EMPLOYMENT AGREEMENT (“Agreement”) is made by and between Superior Offshore International, Inc., a Delaware corporation (“Company”), and Roger D. Burks (“Executive”).
W I T N E S S E T H:
     WHEREAS, Executive is currently employed by the Company; and
     WHEREAS, Company is desirous of employing Executive in an executive capacity on the terms and conditions, and for the consideration, hereinafter set forth and Executive is desirous of being so employed by Company on such terms and conditions and for such consideration;
     WHEREAS, Company and Executive expect to enter into a Restricted Stock Agreement (the “Restricted Stock Agreement”) pursuant to the Superior Offshore International, Inc. 2007 Stock Incentive Plan prior to the consummation of an underwritten public offering of the Company’s common stock (the “Initial Public Offering”);
     NOW, THEREFORE, for and in consideration of the mutual promises, covenants and obligations contained herein, Company and Executive agree as follows:
ARTICLE 1: EMPLOYMENT AND DUTIES
     1.1 Employment; Effective Date. Effective as of April 1, 2007 (the “Effective Date”), and continuing for the period of time set forth in Article 2 of this Agreement, Company agrees to employ Executive and Executive agrees to be employed by Company, subject to the terms and conditions of this Agreement.
     1.2 Positions. From and after the Effective Date, Company shall employ Executive in the position of Chief Financial Officer of Company, or in such other positions as the parties mutually may agree.
     1.3 Duties and Services. Executive agrees to serve in the position referred to in paragraph 1.2 and to perform diligently and to the best of his abilities the duties and services appertaining to such offices, as well as such additional duties and services appropriate to such offices which the parties mutually may agree upon from time to time. Executive’s employment shall also be subject to the policies maintained and established by Company that are of general applicability to Company’s executive employees, as such policies may be amended from time to time.
     1.4 Other Interests. Executive agrees, during the period of his employment by Company, to devote his primary business time, energy and best efforts to the business and affairs of Company and its affiliates and not to engage, directly or indirectly, in any other business or businesses, whether or not similar to that of Company, except with the prior consent of the Board of Directors of Company (the “Board of Directors”). The foregoing notwithstanding, the parties recognize and agree that Executive may engage in other business activities that do not conflict with the business and affairs of Company or interfere with Executive’s performance of his duties hereunder, which shall be at the sole determination of the Company’s Chief Executive Officer (collectively, the “Other Permitted Business Activities”). The Company agrees that serving or engaging in Other Permitted Business Activities shall not constitute Cause for purposes of paragraph 2.2(iii).
     1.5 Duty of Loyalty. Executive acknowledges and agrees that Executive owes a fiduciary duty of loyalty to act at all times in the best interests of Company. In keeping with such duty, Executive shall make full disclosure to Company of all business opportunities pertaining to Company’s business and shall not appropriate for Executive’s own benefit business opportunities concerning Company’s business.
     1.6 Place of Employment. Executive’s performance of services under this Agreement shall be rendered in Houston, Texas, subject to necessary travel requirements of Executive’s position and duties hereunder. Executive understands and agrees that he may be required to periodically travel to, among other locations, the Company’s current headquarter office in Lafayette, Louisiana. Executive shall not be required to relocate to a location that is more than 50 miles from Houston, Texas without Executive’s consent to such relocation.
ARTICLE 2: TERM AND TERMINATION OF EMPLOYMENT
     2.1 Term. Unless sooner terminated pursuant to other provisions hereof, Company agrees to employ Executive for the period beginning on the Effective Date and ending on April 30, 2009 (the “Initial Expiration Date”); provided, however, that beginning on the Initial Expiration Date, and on each anniversary of the Initial Expiration Date thereafter, if this Agreement has not been terminated pursuant to paragraph 2.2 or 2.3, then said term of employment shall automatically be extended for an additional one-year period unless on or before the date that is 90 days prior to the first day of any such extension period either party shall give written notice to the other that no such automatic extension shall occur.
     2.2 Company’s Right to Terminate. Notwithstanding the provisions of paragraph 2.1, Company shall have the right to terminate Executive’s employment under this Agreement at any time for any of the following reasons:
     (i) upon Executive’s death;
     (ii) upon Executive’s becoming incapacitated by accident, sickness or other circumstance which, in the opinion of a physician selected by Company, renders him mentally or physically incapable of performing the duties and services required of him hereunder (“Disability”);
     (iii) for cause, which for purposes of this Agreement shall mean Executive (A) has willfully breached any of his duties and obligations hereunder resulting in materially adverse consequences to Company or any of its affiliates, (B) has misappropriated funds or property of Company or any of its affiliates, or (C) has engaged in conduct that is materially adverse to the interests of Company or any of its affiliates (each referred to hereinafter as “Cause”); or
     (iv) for any other reason whatsoever, in the sole discretion of the Board of Directors.
     2.3 Executive’s Right to Terminate. Notwithstanding the provisions of paragraph 2.1, Executive shall have the right to terminate his employment under this Agreement for any of the following reasons:
     (i) within 60 days of and in connection with or based upon (A) a material breach by Company of any material provision of this Agreement, (B) a material reduction in title of the Executive set forth in paragraph 1.2 without Executive’s consent to such reduction or (C) any requirement that Executive relocate in violation of paragraph 1.6 (each referred to hereinafter as “Good Reason”); provided, however, that, prior to Executive’s termination of employment under this paragraph 2.3(i), Executive must give written notice to Company of any such breach, reduction or requirement and such breach, reduction or requirement must remain uncorrected for 20 days following such written notice;
     (ii) at any time after there is a Change in Control (as such term is defined in paragraph 6.1); or
     (iii) at any time for any other reason whatsoever, in the sole discretion of Executive.
     2.4 Notice of Termination. If Company or Executive desires to terminate Executive’s employment hereunder at any time prior to expiration of the term of employment as provided in paragraph 2.1, it or he shall do so by giving written notice to the other party that it or he has elected to terminate Executive’s employment hereunder and stating the effective date and reason for such termination, provided that no such action shall alter or amend any other provisions hereof or rights arising hereunder.
ARTICLE 3: COMPENSATION AND BENEFITS
     3.1 Base Salary. During the period of this Agreement, Executive shall receive a minimum annual base salary of $400,000. Executive’s annual base salary shall be reviewed by the Board of Directors (or a committee thereof) on an annual basis, and, in the sole discretion of the Board of Directors (or such committee), such annual base salary may be increased, but not decreased, effective as of January 1 of each year. Executive’s annual base salary shall be paid in equal installments in accordance with the Company’s standard policy regarding payment of compensation to executives but no less frequently than monthly.
     3.2 Incentive Compensation. Executive shall be eligible to receive incentive compensation in such amounts and on such terms as shall be determined in the sole discretion of the Board of Directors (or a committee thereof).

     3.3 Other Perquisites. During his employment hereunder, Executive shall be afforded the following benefits as incidences of his employment:
     (i) Business and Entertainment Expenses — Subject to Company’s standard policies and procedures with respect to expense reimbursement as applied to its executive employees generally, Company shall reimburse Executive for, or pay on behalf of Executive, reasonable and appropriate expenses incurred by Executive for business related purposes, including dues and fees to industry and professional organizations and costs of entertainment and business development.
     (ii) Car Allowance — Company shall provide to Executive an automobile or automobile allowance as approved by the Chief Executive Officer or the Board of Directors (or a committee thereof). Notwithstanding anything in this Agreement to the contrary, any such reimbursement shall be made no later than March 15 of the calendar year following the calendar year in which such reimbursable expenses were incurred.
     (iii) Life Insurance — Company shall provide and pay the premiums for a term life insurance, convertible, and renewable, on the life of Executive at a face amount not less than twice the amount of Executive’s annual base salary. Executive shall have the right to designate the beneficiary or beneficiaries of such term life insurance policy. Company shall provide Executive with additional cash compensation at the end of each calendar year to fully offset taxes attributable to Executive as a result of payment of the life insurance premiums by the Company.
     (iv) Tax and Estate Planning Advice — Company shall pay for or reimburse the costs of tax and estate planning advice for Executive, including the costs of preparing estate planning and wealth preservation documents for Executive and his spouse, up to a maximum of $25,000 in any calendar year. Company shall provide Executive with additional cash compensation at the end of each calendar year to fully offset taxes attributable to Executive as a result of payment of such tax and estate planning advice by the Company. Notwithstanding anything in this Agreement to the contrary, any such reimbursement shall be made no later than March 15 of the calendar year following the calendar year in which such reimbursable expenses were incurred.
     (v) Other Company Benefits — Executive and, to the extent applicable, Executive’s spouse, dependents and beneficiaries, shall be allowed to participate in all benefits, plans and programs, including improvements or modifications of the same, which are now, or may hereafter be, available to other executive employees of Company. Such benefits, plans and programs shall include, without limitation, any profit sharing plan, thrift plan, health insurance or health care plan, life insurance, disability insurance, pension plan, supplemental retirement plan, vacation and sick leave plan, and the like which may be maintained by Company. Company shall not, however, by reason of this paragraph be obligated to institute, maintain, or refrain from changing, amending, or discontinuing, any such benefit plan or program, so long as such changes are similarly applicable to executive employees generally.

ARTICLE 4: PROTECTION OF INFORMATION
     4.1 Disclosure to Executive. Company shall disclose to Executive, or place Executive in a position to have access to or develop, trade secrets or confidential information of Company or its affiliates; and/or shall entrust Executive with business opportunities of Company or its affiliates; and/or shall place Executive in a position to develop business good will on behalf of Company or its affiliates.
     4.2 Property of Company. All documents, drawings, memoranda, notes, records, files, correspondence, manuals, models, specifications, computer programs, e-mail, voice mail, electronic databases, maps, and all other writings or materials of any type embodying any information relating to Company or its business are and shall be the sole and exclusive property of Company. Upon termination of Executive’s employment by Company, for any reason, Executive promptly shall deliver the same, and all copies thereof, to Company; provided, however, that Executive may retain any Company supplied cellular telephones in his possession at the time of such termination but Company shall be entitled to immediately discontinue the cellular service for such telephones upon such termination of employment.
     4.3 No Unauthorized Use or Disclosure. Executive will not, at any time during or after Executive’s employment by Company, make any unauthorized disclosure of any confidential business information or trade secrets of Company or its affiliates, or make any use thereof, except in the carrying out of Executive’s employment responsibilities hereunder. Affiliates of the Company shall be third party beneficiaries of Executive’s obligations under this paragraph. As a result of Executive’s employment by Company, Executive may also from time to time have access to, or knowledge of, confidential business information or trade secrets of third parties, such as customers, suppliers, partners, joint venturers, and the like, of Company and its affiliates. Executive also agrees to preserve and protect the confidentiality of such third party confidential information and trade secrets to the same extent, and on the same basis, as Company’s confidential business information and trade secrets.
     4.4 Remedies. Executive acknowledges that money damages would not be sufficient remedy for any breach of this Article by Executive, and Company shall be entitled to specific performance and injunctive relief as remedies for such breach or any threatened breach. Such remedies shall not be deemed the exclusive remedies for a breach of this Article, but shall be in addition to all remedies available at law or in equity to Company, including the recovery of damages from Executive.
ARTICLE 5: NONCOMPETITION OBLIGATIONS
     5.1 In General. As part of the consideration for the compensation and benefits to be paid to Executive hereunder; to protect the trade secrets and confidential information of Company and its affiliates that have been and will in the future be disclosed or entrusted to Executive, the business good will of Company and its affiliates that has been and will in the future be developed in Executive, or the business opportunities that have been and will in the future be disclosed or entrusted to Executive by Company and its affiliates; and as an additional incentive for Company to enter into this Agreement, Company and Executive agree to the noncompetition obligations hereunder. Executive shall not, directly or indirectly for Executive or for others, in the State of Texas and in all parishes of the State of Louisiana and in the U.S. Gulf of Mexico:
     (i) engage in any business competitive with the business conducted by Company during the term of employment of Executive in such states; or
     (ii) render advice or services to, be employed by, acquire an ownership interest in, or otherwise assist, any other person, association, or entity who is engaged, directly or indirectly, in any business competitive with the business conducted by Company during the term of employment of Executive in such states with respect to such competitive business, except that Executive may hold up to 2% of the outstanding shares of any publicly held company engaged in such competitive activities.
The noncompetition obligations set forth above shall apply only during the period that Executive is employed by Company and for one year thereafter.
     5.2 Enforcement and Remedies. Executive acknowledges that money damages would not be sufficient remedy for any breach of this Article by Executive, and Company shall be entitled to specific performance and injunctive relief as remedies for such breach or any threatened breach. Such remedies shall not be deemed the exclusive remedies for a breach of this Article, but shall be in addition to all remedies available at law or in equity to Company, including, without limitation, the recovery of damages from Executive.
     5.3 Reformation. It is expressly understood and agreed that Company and Executive consider the restrictions contained in this Article to be reasonable and necessary to protect the proprietary information of Company. Nevertheless, if any of the aforesaid restrictions are found by a court having jurisdiction to be unreasonable, or overly broad as to geographic area or time, or otherwise unenforceable, the parties intend for the restrictions therein set forth to be modified by such court so as to be reasonable and enforceable and, as so modified by the court, to be fully enforced.
ARTICLE 6: EFFECT OF TERMINATION ON COMPENSATION;
ADDITIONAL PAYMENTS
     6.1 Defined Terms. For purposes of this Article 6, the following terms shall have the meanings indicated:
     “Change in Control” means (i) a merger of Company with another entity, a consolidation involving Company, or the sale of all or substantially all of the assets of Company to another entity if, in any such case, (A) the holders of equity securities of Company immediately prior to such transaction or event do not beneficially own immediately after such transaction or event equity securities of the resulting entity entitled to 60% or more of the votes then eligible to be cast in the election of directors generally (or comparable governing body) of the resulting entity in substantially the same proportions that they owned the equity securities of Company immediately prior to such transaction or event or (B) the persons who were members of the Board of Directors immediately prior to such transaction or event shall not constitute at least a majority of the board of directors of the resulting entity immediately after such transaction or event,

(ii) the dissolution or liquidation of Company, (iii) when any person or entity (other than Louis E. Schaefer, Jr. or Schaefer Holdings, LP or their affiliates), including a “group” as contemplated by Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, acquires or gains ownership or control (including, without limitation, power to vote) of more than 50% of the combined voting power of the outstanding securities of, (A) if Company has not engaged in a merger or consolidation, Company, or (B) if Company has engaged in a merger or consolidation, the resulting entity, or (iv) as a result of or in connection with a contested election of directors, the persons who were members of the Board of Directors immediately before such election shall cease to constitute a majority of the Board of Directors. For purposes of the preceding sentence, (1) “resulting entity” in the context of a transaction or event that is a merger, consolidation or sale of all or substantially all assets shall mean the surviving entity (or acquiring entity in the case of an asset sale) unless the surviving entity (or acquiring entity in the case of an asset sale) is a subsidiary of another entity and the holders of common stock of Company receive capital stock of such other entity in such transaction or event, in which event the resulting entity shall be such other entity, and (2) subsequent to the consummation of a merger or consolidation that does not constitute a Change in Control, the term “Company” shall refer to the resulting entity and the term “Board of Directors” shall refer to the board of directors (or comparable governing body) of the resulting entity.
     “Termination Benefits” means (i) a lump sum cash payment equal to 100% of the sum of (A) Executive’s annual base salary at the rate in effect under paragraph 3.1 on the date of termination of Executive’s employment and (B) the highest annual incentive compensation payment paid to Executive by Company (pursuant to paragraph 3.2 or otherwise) during the three years prior to the date of termination of Executive’s employment, and (ii) all of the outstanding stock options, restricted stock or unit awards and other equity based awards granted by Company to Executive shall become fully vested and immediately exercisable in full on the date of termination of Executive’s employment; provided, however, that if a Change in Control occurs prior to the earlier of the consummation of an Initial Public Offering and June 30, 2007 and the Executive’s employment is terminated prior to the consummation of such Change in Control, then the percentage used in clause (i) of this definition shall be zero.
     6.2 By Expiration. If Executive’s employment hereunder shall terminate upon expiration of the term provided in paragraph 2.1 hereof because Executive has provided the notice contemplated in such paragraph to Company, then all compensation and all benefits to Executive hereunder shall continue to be provided until the expiration of such term and such compensation and benefits shall terminate contemporaneously with termination of his employment. If Executive’s employment hereunder shall terminate upon expiration of the term provided in paragraph 2.1 hereof because Company has provided the notice contemplated in such paragraph to Executive, then (i) all compensation and all benefits to Executive hereunder shall continue to be provided until the expiration of such term, (ii) such compensation and benefits shall terminate contemporaneously with termination of his employment, and (iii) Company shall provide Executive with the Termination Benefits. Any lump sum cash payment due to Executive pursuant to clause (iii) of the preceding sentence shall be paid to Executive within ten business days of the date of Executive’s termination of employment with Company; provided, however, if Section 409A of the Internal Revenue Code on 1986, as amended (“Code”), is applicable and

Executive is a “specified employee” under Section 409A(a)(2)(B)(i) of the Code, then on or after the six-month anniversary of the date of termination. The Executive agrees to execute a mutual release and waiver of claims against Employer in the form attached as Exhibit A on the date that any such lump-sum payment is paid to the Executive.
     6.3 By Company. If Executive’s employment hereunder shall be terminated by Company prior to expiration of the term provided in paragraph 2.1, then, upon such termination, regardless of the reason therefor, all compensation and benefits to Executive hereunder shall terminate contemporaneously with the termination of such employment; provided, however, if Executive complies fully with his obligations under Article 5 hereof, that:
     (i) if such termination shall be for a reason encompassed by paragraph 2.2(i), then, for a period of 6 months beginning on the date of such termination, Company shall pay to Executive’s designated beneficiary (or his estate if Executive does not have a beneficiary designation on file with Company for this purpose) his base salary at the rate in effect under paragraph 3.1 on the date of such termination;
     (ii) if such termination shall be for a reason encompassed by paragraph 2.2(ii), then, for a period of 6 months beginning on the date of such termination, Company shall pay to Executive (or, in the event of Executive’s death, his designated beneficiary (or his estate if Executive does not have a beneficiary designation on file with Company for this purpose)) his base salary at the rate in effect under paragraph 3.1 on the date of such termination;
     (iii) if such termination shall be for a reason encompassed by paragraphs 2.2(i) or (ii), all of the outstanding stock options, restricted stock or unit awards and other equity based awards granted by Company to Executive shall become fully vested and immediately exercisable in full on the date of termination of Executive’s employment; and
     (iv) if such termination shall be for any reason other than those encompassed by paragraphs 2.2(i), (ii), or (iii), then Company shall provide Executive with the Termination Benefits. Any lump sum cash payment due to Executive pursuant to the preceding sentence shall be paid to Executive within ten business days of the date of Executive’s termination of employment with Company; provided that, if Section 409A of the Code is applicable and Executive is a “specified employee” under Section 409A(a)(2)(B)(i) of the Code, then on or after the six-month anniversary of the date of termination. The Executive agrees to execute a mutual release and waiver of claims against Employer in the form attached as Exhibit A on the date that any such lump-sum payment is paid to the Executive.
     6.4 By Executive. If Executive’s employment hereunder shall be terminated by Executive prior to expiration of the term provided in paragraph 2.1, then, upon such termination, regardless of the reason therefor, all compensation and benefits to Executive hereunder shall terminate contemporaneously with the termination of such employment; provided, however, if Executive complies fully with his obligations under Article 5 hereof, that:

     (i) if such termination occurs for a reason encompassed by paragraph 2.3(i), then Company shall provide Executive with the Termination Benefits; and
     (ii) if such termination shall occur within the 180-day period beginning on the date upon which a Change in Control occurs, then Company shall provide Executive with the Termination Benefits.
If Executive is entitled to Termination Benefits under either clause (i) or clause (ii) of the preceding sentence, then Executive shall not also be entitled to additional Termination Benefits under the other clause. Any lump sum cash payment due to Executive pursuant to this paragraph shall be paid to Executive within ten business days of the date of Executive’s termination of employment with Company; provided, however, if Section 409A of the Code is applicable and Executive is a “specified employee” under Section 409A(a)(2)(B)(i) of the Code, then on or after the six-month anniversary of the date of termination. The Executive agrees to execute a mutual release and waiver of claims against Employer in the form attached as Exhibit A on the date that any such lump-sum payment is paid to the Executive.
     6.5 Additional Payments by Company. Notwithstanding anything to the contrary in this Agreement, in the event that any payment or distribution by Company to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (a “Payment”), would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended, or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest or penalties, are hereinafter collectively referred to as the “Excise Tax”), Company shall pay to Executive an additional payment (a “Gross-up Payment”) in an amount such that after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax imposed on any Gross-up Payment, Executive retains an amount of the Gross-up Payment equal to the Excise Tax imposed upon the Payments. Company and Executive shall make an initial determination as to whether a Gross-up Payment is required and the amount of any such Gross-up Payment. Executive shall notify Company in writing of any claim by the Internal Revenue Service which, if successful, would require Company to make a Gross-up Payment (or a Gross-up Payment in excess of that, if any, initially determined by Company and Executive) within 10 days of the receipt of such claim. Company shall notify Executive in writing at least 10 days prior to the due date of any response required with respect to such claim if it plans to contest the claim. If Company decides to contest such claim, Executive shall cooperate fully with Company in such action; provided, however, Company shall bear and pay directly or indirectly all costs and expenses (including additional interest and penalties) incurred in connection with such action and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of Company’s action. If, as a result of Company’s action with respect to a claim, Executive receives a refund of any amount paid by Company with respect to such claim, Executive shall promptly pay such refund to Company. If Company fails to timely notify Executive whether it will contest such claim or Company determines not to contest such claim, then Company shall immediately pay to Executive the portion of such claim, if any, which it has not previously paid to Executive.

     6.6 No Duty to Mitigate Losses. Executive shall have no duty to find new employment following the termination of his employment under circumstances which require Company to pay any amount to Executive pursuant to this Article 6. Any salary or remuneration received by Executive from a third party for the providing of personal services (whether by employment or by functioning as an independent contractor) following the termination of his employment under circumstances pursuant to which this Article 6 apply shall not reduce Company’s obligation to make a payment to Executive (or the amount of such payment) pursuant to the terms of this Article 6.
     6.7 Liquidated Damages. In light of the difficulties in estimating the damages for an early termination of this Agreement, Company and Executive hereby agree that the payments, if any, to be received by Executive pursuant to this Article 6 shall be received by Executive as liquidated damages.
     6.8 Other Benefits. This Agreement governs the rights and obligations of Executive and Company with respect to Executive’s base salary and certain perquisites of employment. Except as expressly provided herein, Executive’s rights and obligations both during the term of his employment and thereafter with respect to stock options, restricted units or stock, incentive and deferred compensation, life insurance policies insuring the life of Executive, and other benefits under the plans and programs maintained by Company shall be governed by the separate agreements, plans and other documents and instruments governing such matters.
ARTICLE 7: MISCELLANEOUS
     7.1 Notices. For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Company to:	Superior Offshore International, Inc.
900 S. College Road, Suite 301
Lafayette, Louisiana 70503
Attention: Chairman of the Board

with a copy to (which copy shall not constitute notice):

Bracewell & Giuliani LLP
711 Louisiana Street, Suite 2300
Houston, Texas 77002
Attention: William S. Anderson
Telephone: (713) 221-1122
Facsimile: (713) 437-5370

If to Executive to:

or to such other address as either party may furnish to the other in writing in accordance herewith, except that notices or changes of address shall be effective only upon receipt.
     7.2 Applicable Law. This Agreement is entered into under, and shall be governed for all purposes by, the laws of the State of Texas. Any cause of action arising between the parties regarding this Agreement shall be brought only in a court having jurisdiction over the Company in Houston, Harris County, Texas. Executive consents to personal jurisdiction in any State or Federal court of competent jurisdiction over the Company in Houston, Harris County, Texas and waives any entitlement he might otherwise have to a transfer of venue under the preferred venue requirements of State or Federal rules of civil procedure rules.
     7.3 No Waiver. No failure by either party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.
     7.4 Severability. If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect.
     7.5 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.
     7.6 Withholding of Taxes and Other Employee Deductions. Company may withhold from any benefits and payments made pursuant to this Agreement all federal, state, city and other taxes as may be required pursuant to any law or governmental regulation or ruling and all other normal employee deductions made with respect to Company’s employees generally.
     7.7 Headings. The paragraph headings have been inserted for purposes of convenience and shall not be used for interpretive purposes.
     7.8 Gender and Plurals. Wherever the context so requires, the masculine gender includes the feminine or neuter, and the singular number includes the plural and conversely.
     7.9 Affiliate. As used in this Agreement, the term “affiliate” shall mean any entity which owns or controls, is owned or controlled by, or is under common ownership or control with, Company.
     7.10 Assignment. This Agreement shall be binding upon and inure to the benefit of Company and any successor of Company, by merger or otherwise. Except as provided in the preceding sentence, this Agreement, and the rights and obligations of the parties hereunder, are personal and neither this Agreement, nor any right, benefit, or obligation of either party hereto, shall be subject to voluntary or involuntary assignment, alienation or transfer, whether by operation of law or otherwise, without the prior written consent of the other party.

     7.11 Term. This Agreement has a term co-extensive with the term of employment provided in paragraph 2.1. Termination shall not affect any right or obligation of any party which is accrued or vested prior to such termination.
     7.12 Release. The Executive hereby irrevocably releases the Company and its predecessors (including Superior Offshore International, L.L.C.) and each and every affiliate, officer, member, shareholder, manager, director and employee of the Company and its predecessors (including Superior Offshore International, L.L.C.) (the “Releasees”) from any claims, liabilities, costs, expenses, actions, suits or demands however arising, whether at law or in equity, contingent, known or unknown, which the Executive or his heirs, successors or assigns may have or assert against the Releasees as of the date of the Effective Date in respect of any ownership interest in the Releasees or in connection with or arising out of any employment relationship with the Releasees prior to the Effective Date (including claims for breach of any contract relating to employment or compensation, or for discrimination based upon race, color, ethnicity, sex, age, national origin, religion, disability, sexual orientation, or any other unlawful criterion or circumstance); provided, however, that this release shall not apply to the Executive’s rights to accrued but unpaid salary, accrued but unpaid vacation and unpaid reimbursable expenses, in each case to the extent accrued prior to the Effective Date; provided, further, that this release shall not apply to any rights, benefits, obligations or restrictions arising under this Agreement or the Restricted Stock Agreement on or after the Effective Date.
     7.13 Entire Agreement. This Agreement and the Restricted Stock Agreement constitute the entire agreement of the parties with regard to the subject matter hereof and thereof and supersede all prior agreements and understandings, oral or written, between the parties with respect to the subject matter hereof and thereof, and contain all the covenants, promises, representations, warranties and agreements between the parties with respect to employment of Executive by Company or any of its predecessors (including Superior Offshore International, L.L.C.). Without limiting the scope of the preceding sentence, all understandings and agreements between the Executive, on the one hand, and the Company or any of its predecessors or their respective shareholders, members, managers or officers, on the other hand, preceding the date of execution of this Agreement and the Restricted Stock Agreement and relating to the subject matter hereof or thereof are hereby null and void and of no further force and effect. For the avoidance of doubt, Executive and Company hereby agree that this Agreement and the Restricted Stock Agreement supersede the letter agreement, dated February 12, 2007, between Executive, Company and Superior Offshore International, L.L.C., which letter agreement the parties hereby agree is terminated and of no further force and effect and no party thereto shall have any liability or further obligation pursuant thereto except for Section 4(c) thereof, which shall survive termination indefinitely. Any modification of this Agreement will be effective only if it is in writing and signed by the party to be charged.
[Signatures Appear on Next Page]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the ___day of April, 2007, to be effective as of the Effective Date.

SUPERIOR OFFSHORE INTERNATIONAL, INC.

By:

Name: Louis E. Schaefer, Jr. Title: Chairman of the Board of Directors

Roger D. Burks
[Signature Page to Employment Agreement]

EXHIBIT A
GENERAL RELEASE
     THIS GENERAL RELEASE is entered into among Superior Offshore International, Inc., a Delaware corporation (“Employer”), and                                          (the “Employee”) as of the                      day of                                         . The Employer and the Employee agree as follows:
     1. Employment Status. The Employee’s employment with the Employer shall terminate effective as of                                         ,                                          .
     2. Payment and Benefits. Upon the effectiveness of this Release as set forth in Paragraphs 12 and 13 hereof, Employer shall provide the Employee with the payments and benefits set forth in Paragraph [6.2, 6.3 or 6.4] of the Employment Agreement among the Employer and the Employee, dated as of                                         , 2007 (as amended from time to time, the “Employment Agreement”).
     3. No Liability. This Release does not constitute an admission by the Employer, or any of its subsidiaries, affiliates, divisions, trustees, officers, directors, partners, agents, or employees, or by the Employee, of any unlawful acts or of any violation of federal, state or local laws.
     4. Employee Release. In consideration of the payments and benefits set forth in Paragraph [6.2, 6.3 or 6.4] of the Employment Agreement, the Employee for himself, his heirs, administrators, representatives, executors, successors and assigns (collectively, “Employee Releasors”) does hereby irrevocably and unconditionally release, acquit and forever discharge the Employer and each of its subsidiaries, affiliates, divisions, successors, assigns, trustees, officers, directors, partners, agents, and former and current employees, including without limitation all persons acting by, through, under or in concert with any of them (collectively, “Employer Releasees”), and each of them from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, remedies, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys’ fees and costs) of any nature whatsoever, known or unknown, whether pursuant to contract or in law or equity or otherwise and whether arising under any and all federal, state, local, county and/or municipal statutes, regulations, rules, and/or ordinances, including, without limitation, Title VII of the Civil Rights Act of 1964; the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Older Workers Benefit Protection Act, the Equal Pay Act of 1962, Chapter 21 of the Texas Labor Code and Section 451 of the Texas Labor Code and/or claims under the Constitutions of the United States and/or the State of Texas or any other unlawful criterion or circumstance, which Employee Releasors had, now have, or may have or claim to have in the future against each or any of the Employer Releasees by reason of any matter, cause or thing occurring, done or omitted to be done from the beginning of the world until the date of the execution of this Release (the “Employee Released Claims”); provided, however, that nothing herein shall release Employer from any right of indemnification or to director and officer liability insurance coverage under any Employer organizational documents or at law under any plan or agreement and applicable to the Employee.

     Nothing in this Release is intended to interfere with the Employee’s right to make a complaint or claim with a federal or state administrative agency including, for example, the National Labor Relations Board, the Equal Employment Opportunity Commission or the Texas Workforce Commission. However, by executing this Release, the Employee hereby waives the right to recover in any proceeding that the Employee may bring before the Equal Employment Opportunity Commission or any federal or state administrative agency or in any proceeding brought by the Equal Employment Opportunity Commission or any state human rights commission on the Employee’s behalf. In addition, this release is not intended to interfere with the Employee’s right to challenge that his waiver of any and all ADEA claims pursuant to this Release is a knowing and voluntary waiver, notwithstanding the Employee’s specific representation to the Employer Group that he has entered into this Agreement knowingly and voluntarily and that he has been advised by the Employer Group to consult with an attorney of his choice regarding same.
     5. Employer Release. The Employer on behalf of itself and its subsidiaries, affiliates, divisions, successors, assigns, officers, directors, agents, partners and current and former employees (collectively, the “Employer Releasors” and together with the Employee Releasors, the “Releasing Parties”) agrees to and does hereby irrevocably and unconditionally release, acquit and forever discharge the Employee, and his heirs, executors, administrators, representatives, successors and assigns (hereinafter collectively referred to as the “Employee Releasees”), with respect to and from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, remedies, causes of action, suits, rights, demands, costs, losses, debts, and expenses (including attorneys’ fees and costs) of any kind whatsoever, known or unknown, whether in law or equity and whether arising under federal, state or local law, which the Releasors had, now have, or may have or claim to have in the future against each or any of the Employee Releasees by reason of any matter, course or thing whatsoever from the beginning of the world until the date of execution of this Release (the “Employer Released Claims” and, together with the Employee Released Claims, the “Released Claims”); provided, however, that nothing herein shall release the Employee from (i) obligations or restrictions arising under or referred to or described in the Employment Agreement and nothing herein shall impair the right or ability of Employer to enforce such provisions in accordance with the terms of the Employment Agreement or (ii) any claims arising out of the Employee’s fraud or willful misconduct in connection with the conduct of the business of the Employer Group.
     6. No Additional Facts; Bar. Each of the Releasing Parties hereby expressly waives any rights such Releasing Party may have under the statutes of any jurisdiction or common law principles of similar effect, to preserve Released Claims that such Releasing Party does not know or suspect to exist in such Releasing Party’s favor at the time of executing this Release. Each of the Releasing Parties understands and acknowledges that it may discover facts different from, or in addition to, those which it knows or believes to be true with respect to the claims released herein, and agrees that this release shall be and remain effective in all respects notwithstanding any subsequent discovery of different and/or additional facts. Should any Releasing Party discover that any fact relied upon in entering into this release was untrue, or that any fact was concealed, or that an understanding of the facts or law was incorrect, no Releasing Party shall be entitled to any relief as a result thereof, and the undersigned surrenders any rights it might have to rescind this release on any ground. This release is intended to be and is final and binding regardless of any claim of misrepresentation, promise made with the intention of performing, concealment of fact, mistake of law, or any other circumstances whatsoever. The Employee acknowledges and agrees that if he should hereafter make any claim or demand or commence or threaten to commence any action, claim or proceeding against the Employer Releasees with respect to any cause, matter or thing which is the subject of the release under Paragraph 4 of this Release, this Release may be raised as a complete bar to any such action, claim or proceeding, and the applicable Employer Releasee may recover from the Employee all costs incurred in connection with such action, claim or proceeding, including attorneys’ fees. The Employer Group acknowledges and agrees that if it should hereafter make any claim or demand or commence or threaten to commence any action, claim or proceeding against any of the Employee Releasees with respect to any cause, matter or thing which is the subject of the release under Paragraph 5 of this Release, this Release may be raised as a complete bar to any such action, claim or proceeding, and the applicable Employee Releasee may recover from Employer all costs incurred in connection with such action, claim or proceeding, including attorneys’ fees.
     7. Restrictive Covenants. The Employee acknowledges that the provisions of Article 4 and Article 5 of the Employment Agreement shall continue to apply pursuant to their terms notwithstanding the termination of the Employment Agreement.
     8. No Assignment of Released Claims. Each Releasing Party represents and warrants to the Released Parties that there has been no assignment or other transfer of any interest in any Released Claim.
     9. Severability. If any provision of this Release is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Release will remain in full force and effect. Any provision of this Release held invalid or unenforceable only in part of degree will remain in full force and effect to the extent not held invalid or unenforceable.
     10. Amendment. This Release may not be amended, modified or waived except in a writing signed by the party against whom any such amendment, modification or waiver is sought to be enforced.
     11. Governing Law. This Release shall be governed by and construed in accordance with the laws of the State of Texas, without regard to conflicts of laws principles.
     12. Acknowledgment. The parties hereto have read this Release, understand it, and voluntarily accept its terms, and the Employee acknowledges that he has been advised by Employer to seek the advice of legal counsel before entering into this Release, and has been provided with a period of twenty-one (21) days in which to consider entering into this Release.
     13. Revocation. The Employee has a period of seven (7) days following the execution of this Release during which the Employee may revoke this Release, and this Release shall not become effective or enforceable until such revocation period has expired. If, within the ten (10) day period following such expiration, Employer fails to execute this Release, then this Release shall become null and void and have no force or effect.

          14. Counterparts. This Release may be executed by the parties hereto in counterparts, which taken together shall be deemed one original.
     IN WITNESS WHEREOF, the parties have executed this Release on the date first set forth above.

Executive

Superior Offshore International, Inc.

By:

Title: